Exhibit 99.1

For Immediate Release

ClearPoint Neuro, Inc. Announces 2020 Revenue Outlook Ahead of Nasdaq Investor Presentation Today

New U.S. and European Partnership Agreement with PTC Therapeutics Highlights Growth of ClearPoint® Gene Therapy Portfolio

IRVINE, CA, February 14, 2020 – ClearPoint Neuro, Inc. (Nasdaq: CLPT) (the “Company”), a leading platform neurosurgery company, today announced a strategic agreement with PTC Therapeutics, Inc. (“PTC”). The scope of the agreement includes hardware, software, clinical case and market development services for gene therapy cases in the United States and Europe to support PTC’s potential commercialization in gene therapy globally upon regulatory approval. In addition to the announcement of this agreement, ClearPoint Neuro today announces the following 2020 Outlook for the company’s performance:

•	2020 Revenue expected between $14.0-$15.0M, representing growth of approximately 25-35%;
•	2020 Revenue from Biologics & Drug Delivery Products and Partnerships of approximately $5.0M;
•	2020 Case Volume covered by Clinical Specialists between 900 and 950 cases, representing growth of approximately 15%; and
•	2020 Cash Burn from Operations (not including interest payments) from $3.0M-$3.5M

“We have put a tremendous amount of thought and effort into redefining our Company over the past two years,” commented Joe Burnett, President and CEO of ClearPoint Neuro, Inc. “This has included the vision, the team, the partnerships, and even the name of our company which officially changed this week to ClearPoint Neuro from MRI Interventions. We are thrilled by the evolution our Company has already undergone and believe we have only scratched the surface of the significant potential ahead.”

“We have evolved to become two companies in one”, continued Burnett. “On one side, we are a platform medical device company, consistently delivering double digit growth, and continuing to expand our installed base of neurosurgery centers in the U.S. Every year more surgeons and more patients gain access to the ClearPoint system and compatible disposable devices. On the other side of the business, we are a gene therapy and biologics enabling company, providing navigation, drug delivery, and case support to more than 20 companies in this exciting and growing space. Here we currently support pre-clinical and clinical efforts, but we believe that we are on the precipice of potentially explosive growth as these therapies progress through the regulatory process toward commercial launch. We feel that our company represents both scale and purpose through a unique combination of predictable device growth and a potential biologics opportunity, all supported under a common team dedicated to treating the most debilitating neurological disorders.

ClearPoint Neuro’s revenue outlook for 2020 includes an expectation that approximately 33% of total revenue will be derived from biologics and drug delivery products and services, up from approximately 20% in 2019, and reflecting the growth of this part of the business.

“When planning for the development and potential commercialization of gene therapy globally, safety, consistency and predictability are crucial constructs that all must be included,” commented Marcio Souza, Chief Operating Officer of PTC Therapeutics and ClearPoint Neuro Board Member. “Our agreement with ClearPoint Neuro is designed to provide standardization across all of our centers of excellence as we can maintain consistency in navigation, delivery and clinical support. The more variables we can control, the more successful we believe the outcomes for patients will be.”

“As part of our Company’s duality in devices and biologics, we are thrilled to deepen our partnership with PTC,” commented Jacqueline Keller, Vice President and Program Manager at ClearPoint Neuro for the PTC Partnership. “This new agreement with PTC highlights a ‘turn-key’ solution for our gene therapy partners, whereby our commercial organization, with deep relationships in the neurosurgery community, can take on the burden of sales and clinical activities in the surgical suite, and allow our partners who are commonly small-molecule focused companies to continue to prioritize their efforts with neurologists, patients and reimbursement administrators. With the capacity to support thousands of cases each year, our team plans to provide this service across multiple companies and indications in neuro.”

About the Company

The Company’s mission is to improve and restore quality of life to patients and their families by enabling therapies for the most complex neurological disorders with pinpoint accuracy. Applications of the Company’s current product portfolio include deep-brain stimulation, laser ablation, biopsy, neuro-aspiration, and delivery of drugs, biologics and gene therapy to the brain. The ClearPoint Neuro Navigation System has FDA clearance, is CE-marked, and installed in 60 active clinical sites in the United States. The Company’s SmartFlow® cannula is being used in partnership or evaluation with more than 20 individual biologics and drug delivery companies in various stages from preclinical research to late stage regulatory trials. To date, more than 3,500 cases have been performed and supported by the Company’s field-based clinical specialist team which offers support and services for our partners. For more information, please visit www.clearpointneuro.com.

Note on Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the planned offering. Additionally, all statements relating to any closing(s) of, and the amount or use of any proceeds from, the transactions described in this press release are considered to be forward-looking statements. Other forward-looking statements may be identified by the words “guidance”, “plan,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Forward-looking statements are subject to risks and uncertainties, and the Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of such risks and uncertainties, which include, without limitation, risks and uncertainties associated with market conditions and the satisfaction of closing conditions related to the transactions described in this press release. There can be no assurance that the parties will be able to complete the transactions described in this press release on the terms described herein or in a timely manner, if at all. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2019, June 30, 2019 and September 30, 2019, all of which have been filed with the SEC, as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which the Company intends to file with the Securities and Exchange Commission on or before March 30, 2020. You are urged to carefully consider all such factors. Copies of these and other documents are available from the Company. The forward-looking statements contained herein represent the Company’s views only as of the date of this press release the Company does not undertake or plan to update or revise any such forward-looking statements to reflect actual results or changes in plans, prospects, assumptions, estimates or projections, or other circumstances occurring after the date of this press release except as required by law.

For More Information

ClearPoint Neuro, Inc.

Matt Kreps
Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com